Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in the Registration Statements of VeriChip Corporation (the “Company”) on Form S-8 (Nos. 333-142671 and 333-145445) of our report dated March 27, 2008, with respect to our audits of the consolidated financial statements of the Company as of December 31, 2007 and 2006 and for each of the years in the three-year period ended December 31, 2007, which are included in the Annual Report on Form 10-K for the year ended December 31, 2007.

/s/ Eisner LLP

March 27, 2008
New York, New York